Exhibit 23.2

KPMG Accountants B.V.	Telephone	+599-9 732 5100
Emancipatie Boulevard 18	Telefax	+599-9 737 5588
P.O. Box 3082	Internet	www.kpmg.com/dutchcaribbean
Willemstad
Curaçao

Mr. R. Smeets	Our ref 14/11-080
ELEQT Ltd.
29 Portland Place
London W1B1QB
United Kingdom

November 26, 2014

Dear Mr. Smeets,

In reference to the e-mail of November 19, 2014 as made by Mr. Jim van Luipen regarding the request of consent to use the financial statements 2012 including KPMG’S opinion dated October 18, 2013 (ref nr. 13/07-028), we hereby declare that the abovementioned financial statements can be provided by you and/or Efactor Group corp. to the United States Security and exchange commission (“SEC”) regarding the acquisition of ELEQT Ltd. by Efactor Group corp.

Our consent to provide a third party (in this matter SEC) with the abovementioned documents is only meant for the purpose as stated above. As contractually agreed upon, for other use and/ or distribution of the financial statements and/or our opinion (which falls under the scope of our engagement letter), our prior consent is needed.

Please inform SEC about our specific consent regarding this request.

Yours faithfully,

/s/ Lindomar L.P. Scoop

Lindomar L.P. Scoop

Managing Director

Enclosure(s):

Consolidated Financial Statements

cc:

Mr. Jim van Luipen